Exhibit 99.1

FOR RELEASE

UNITIL INCREASES ANNUAL COMMON STOCK DIVIDEND BY $0.02 PER SHARE

HAMPTON, NH, January 25, 2017: Unitil Corporation (NYSE:UTL) (www.unitil.com) today announced that its Board of Directors raised the quarterly dividend on the Company’s common stock to $0.36 per share, increasing the effective annual dividend rate by $0.02 to $1.44 per share. The Board declared the first quarter common stock dividend of $0.36 per share, payable February 28, 2017, to shareholders of record on February 14, 2017.

“We understand the importance of the dividend to our shareholders. Today we are pleased to report that once again we’ve increased our quarterly dividend rate. This reflects the continued confidence we have in our business plan,” said Robert G. Schoenberger, Unitil’s chairman, president, and chief executive officer.

Unitil has an unbroken record of continuously paying quarterly cash dividends and has never decreased the dividend on its common stock.

About Unitil Corporation

Unitil Corporation provides energy for life by safely and reliably delivering natural gas and electricity in New England. We are committed to the communities we serve and to developing people, business practices, and technologies that lead to the delivery of dependable, more efficient energy. Unitil Corporation is a public utility holding company with operations in Maine, New Hampshire and Massachusetts. Together, Unitil’s operating utilities serve approximately 104,300 electric customers and 79,900 natural gas customers. Other subsidiaries include Usource, Unitil’s non-regulated business segment. For more information about our people, technologies, and community involvement please visit www.unitil.com.

For more information please contact:

David Chong – Investor Relations

Phone: 603-773-6499

Email: chong@unitil.com

Alec O’Meara – Media Relations

Phone: 603-773-6404

Email: omeara@unitil.com

6 Liberty Lane West

Hampton, NH 03842

T 603.772.0775

www.unitil.com